Exhibit 99.1

Enertopia 2021 Fiscal year summary and 2022 Outlook

Kelowna, British Columbia, September 13th, 2021 - Enertopia Corporation ("Enertopia'' or the "Company") an Environmental Solutions Company focused on using modern technology to extract lithium while verifying or sourcing other intellectual property in the EV & green technologies industries to build shareholder value, is pleased to provide highlights from our fiscal 2021 year-end summary, and our  outlook for the upcoming 2022 fiscal year.

The Year in Review

On October 7th, 2020 we signed an NDA for the review of a Lithium processing pilot plant.  As a result of this NDA, the company began investigating various aspects of how to make the refining and processing of lithium more environmentally friendly.  This led Enertopia Corporation to submit 3 separate provisional patents over the course of the year, which we will go into further detail below.

We announced on December 15th the acquisition of USPTO patent #6,024,086 - Solar energy collector having oval absorption tubes.  The Company believes this patent and subsequent patent pending applications could provide a novel approach to using waste heat from various sources. We believe that this technology has the ability to improve the ESG of not only many current mining operations but could also be used in a wide variety of industrial projects.

On February 10th 2021 we announced the engagement of four clean energy consultants as part of our commitment to a green, clean mining process. Enertopia is focusing these consultants' efforts on further developing and adapting our filed provisional patents.  The consultants include Mr. Richard Smith, owner of Proactive Technology Inc. and holder of 14 separate patents in clean energy efficiency; Mr. Paul Sandler, a data expert with over two decades of experience working at IBM; Mr. Barry Brooks, who with over 50 years of engineering experience has developed dozens of energy efficient products & ventilation methods for commercial applications; and Mr. Bruce Schellinger, a 20 year industry expert in structure insulation who was instrumental in the state of Wisconsin's adoption of the P2000 insulation system.

On May 25th and May 26th we announced the filing of our first two provisional patents that are now known as the ENERTOPIA SOLAR BOOSTER TM, and the ENERTOPIA HEAT EXTRACTOR TM. The ENERTOPIA SOLAR BOOSTERTM  is loose coupled with the PV array, taking the heat away from the PV panel & also acting as a cooling blanket. This is done by reducing the potential of heat radiating from the roof tiles into the attic space and finally into the living space. The HEAT EXTRACTOR TM is close coupled on the backside of the Solar (PV) panel, which cools it off.  That in turn increases both the PV output and the longevity of the PV panel.  We believe these provisional patents have multiple uses in the residential, commercial, industrial, and mining sectors. Please read our PR from July 14th for further information.

On August 17th we announced our third provisional patent of the year, the ENERTOPIA RAINMAKER TM.  We have developed a method to extract moisture by lowering the temperature in the HEAT EXTRACTOR TM system to below the dew point of ambient air.  Water will form on the outside surfaces and drop to a catch basin for water retention and collection.  This technology will be coupled to large solar arrays where efficient PV power will be produced by day and water produced by night and seasonally during the day. Enertopia believes that this approach will significantly increase the ROI of any power project where water shortages exist. Water production costs are projected to be less than that of desalination or reverse osmosis both in first cost and on a per-gallon basis. Arid coastal and seasonally monsoonal areas are particularly favorable.  Depending on the chosen location water can be made at the rate of 1.5 to over 4 gallons per hour per panel.

Looking Ahead to fiscal year 2022

On September 2nd we announced our selection along with four other companies in our consortium by the U.S Department of Energy (DOE) to provide our synthetic brine samples from our Clayton Valley project. The project partnership will be using Magnetic Core-Shell Nanoparticles technology in its efforts to recover Lithium from unconventional sources.

Our monitoring program is currently ongoing at the multi-MW solar array and is being run concurrently using a 3rd party private monitoring system to validate its ability to run bug-free and provide uninterrupted data under extreme heat environments as the above monitoring continues.  These testing phases will allow for the filing of final patent applications by fiscal Q3 2022, we will announce updates to the process as warranted during Q1 and Q2 as we reach in field milestones.

"Once we have the data from the above programs and the DOE technology program, we will be able to move forward on our pilot plans for how a carbon friendly footprint mining scenario could look like." Stated President Robert McAllister

About Enertopia:

Defines itself as an Environmental Solutions Company focused on using modern technology to extract lithium while verifying or sourcing other intellectual property in the EV & green technologies industries to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that patent #6,024,086 will have a positive impact on Enertopia. There can be no assurance that provisional patents applications will become patents or the DOE testing will prove successful. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.